Exhibit 99.1
R.H. Donnelley Corporation and R.H. Donnelley Inc. Announce
Interim Results of Refinancing of Senior Notes of
R.H. Donnelley Corporation Through Exchange Offers
And Extension of Expiration Date
Cary, N.C., June 9 – R.H. Donnelley Corporation (NYSE: RHD; the “Company”) announced today that R.H. Donnelley Inc. (“RHDI”) has extended each of the concurrent exchange offers of its 11.75% Senior Notes due May 15, 2015 (the “New Notes”) in exchange for a portion of the Company’s outstanding notes until 12:00 midnight, New York City time, on June 20, 2008 (the “Expiration Date”) and has amended the maximum amount offered for exchange of certain series of Old Notes (as defined below) as set forth below. The exchange offers were previously scheduled to expire at 12:00 midnight, New York City time, on June 6, 2008 (the “Early Participation Deadline”).
The table below shows, among other things, the principal amount of each series of Old Notes tendered as of the Early Participation Deadline and not withdrawn as of the withdrawal deadline, which was May 21, 2008, and the maximum amount offered for exchange, as amended:

				Principal amount of New Notes for each
				$1,000 principal amount of applicable
Title of Outstanding Notes of		Amended	Principal Amount	Old Notes
the Company to be	Previous Maximum	Maximum	Tendered as of the	Principal	Early	Total
Exchanged (collectively, the	Amount Offered for	Amount Offered	Early Participation	Exchange	Participation	Exchange
“Old Notes”)	Exchange*	for Exchange*	Deadline*	Amount	Amount	Amount
6.875% Senior Notes due 2013	$35,000,000	$46,750,000	$46,739,000	$652.50	$30.00	$682.50

6.875% Series A-1 Senior Discount Notes due 2013	$50,000,000	no change	$31,219,000	$652.50	$30.00	$682.50
6.875% Series A-2 Senior Discount Notes due 2013	$90,000,000	$98,100,000	$98,075,000	$652.50	$30.00	$682.50
8.875% Series A-3 Senior Notes due 2016	$300,000,000	no change	$145,580,000	$675.00	$30.00	$705.00
8.875% Series A-4 Senior Notes due 2017	$225,000,000	$259,550,000	$259,505,000	$670.00	$30.00	$700.00

*	For purposes of the exchange offers, the amount offered for exchange with respect to the 6.875% Senior Notes due 2013, the 8.875% Series A-3 Senior Notes due 2016 and the 8.875% Series A-4 Senior Notes due 2017 reflects the aggregate principal amount outstanding at March 31, 2008, and the amount offered for exchange with respect to the 6.875% Series A-1 Senior Discount Notes due 2013 and the 6.875% Series A-2 Senior Discount Notes due 2013 reflects the aggregate principal amount at maturity.
Holders of the Old Notes who validly tendered their Old Notes prior to the Early Participation Deadline, and whose Old Notes are accepted for exchange, will be entitled to receive an early participation amount of $30.00 in principal amount of New Notes per $1,000 principal amount of Old Notes accepted for exchange. The Early Participation Deadline has not been further extended. Accordingly, holders of the Old Notes who validly tender their Old Notes after the Early Participation Deadline and prior to the Expiration Date, and whose Old Notes are accepted for exchange, will be entitled to receive only the applicable principal exchange amount and not the early participation amount. RHDI has not extended the withdrawal deadline for tenders of Old Notes and holders do not have the right to withdraw any tendered Old Notes.
In the event that the principal amount of Old Notes of any series tendered prior to the Expiration Date exceeds the applicable amended maximum amount offered for exchange for that series, Old Notes will be accepted on a pro rata basis by series according to the principal amount of such series validly tendered prior to the Expiration Date and accepted for exchange. Final proration of tenders of the Old

Notes will be determined based on the total amount of Old Notes of each series validly tendered and accepted for exchange.
Consummation of the exchange offers is subject to certain conditions, which must be satisfied or waived in the applicable exchange offer.
The exchange offers are only being made, and copies of the exchange offer documents will only be made available, to holders of Old Notes that have certified certain matters to RHDI, including their status as either “qualified institutional buyers”, as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons”, as that term is defined in Rule 902 under the Securities Act of 1933 (collectively, “Eligible Holders”). Eligible Holders may request documents by contacting the information agent, MacKenzie Partners, Inc., at (toll-free) 800-322-2885 or (collect) 212-929-5500.
The New Notes have not been and are not expected to be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.
This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offers are being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.